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                                                                     Exhibit 8.3

                         [Letterhead of Baker & Daniels]



August 13, 1998


Simon DeBartolo Group, Inc.
National City Center
Suite 15 East
115 West Washington Street
Indianapolis, Indiana 46204

Corporate Property Investors, Inc.
Three Dag Hammarskjold Plaza
305 East 47th Street
New York, New York  10017

Ladies and Gentlemen:

         You have asked for our opinion concerning whether Simon DeBartolo Group, Inc. (the "Company") is qualified for taxation as a "real estate investment trust" ("REIT") under Sections 856- 860 of the Internal Revenue Code of 1986, as amended (the "Code"). This opinion is being issued in connection with the merger and related transactions (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of February 18, 1998 (the "Merger Agreement"), by and among the Company, Corporate Property Investors, Inc. ("CPI") and Corporate Realty Consultants, Inc. ("CRC").

         In connection with the opinions expressed herein, we have reviewed the Proxy Statement/Prospectus dated August 13, 1998 to be distributed to stockholders of the Company in connection with their approval of the Merger Agreement (the "Proxy Statement/Prospectus") as filed on July 31, 1998; and the related Registration Statement on Form S-4, filed by CPI and CRC (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), of which the Proxy Statement/Prospectus is a part. All capitalized terms used herein and not otherwise defined have the meanings given them in the Proxy Statement/Prospectus.

         We have also examined and, with your consent, relied upon the following: (i) the Fifth Amended and Restated Agreement of Limited Partnership of Simon DeBartolo Group, L.P. (the "SDG Operating Partnership"); (ii) the Fourth Amended and Restated Partnership Agreement of Shopping Center Associates ("SCA") as amended by the First Amendment dated April 8, 1992, the Second Amendment dated December 30, 1992, and the Third Amendment dated March 19, 1993;
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Simon DeBartolo Group, Inc.
Corporate Property Investors, Inc.      -2-                     August 13, 1998


(iii) the opinions of Willkie Farr & Gallagher, dated as of August 9, 1996, relating to the qualification of DeBartolo Realty Corporation as a REIT; (iv) the opinions of Cravath, Swaine & Moore filed as Exhibit 8.2 to the Registration Statement relating to the qualification of CPI as a REIT; (v) the Merger Agreement; and (vi) such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions expressed herein.

         In our examination of documents, we have assumed, with your consent,
(i) that all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) that all such documents have been or will be duly executed to the extent required;
(iii) that all representations and statements set forth in such documents are true and correct; (iv) that any representation or statement made as a belief or made "to the knowledge of," or similarly qualified is correct and accurate without such qualification; (v) that all obligations imposed on any parties by their organizational documents have been or will be performed or satisfied in accordance with their terms; (vi) that the Company, SD Property Group, Inc., formerly DeBartolo Realty Corporation ("SD Property"), Retail Property Trust ("RPT" and, together with the Company and SD Property, the "REIT Members of the Simon Group"), the SDG Operating Partnership, SCA, the Management Companies and partnerships in which the Company or SD Property have direct or indirect interests ("Subsidiary Partnerships") and, after the Effective Time, CPI, which will be renamed Simon Property Group, Inc. ("Simon Group") at all times will be operated in accordance with the terms of their organizational documents; (vii) that the Merger will be consummated in accordance with the Merger Agreement; and
(viii) that, after the Effective Time, the SDG Operating Partnership, the Subsidiary Partnership, RPT, SCA, the partnerships in which SCA owns an equity interest and the other REIT Members of the Simon Group as constituted after the Effective Time will conduct their operations as described in the Proxy Statement/Prospectus. We have further assumed that, except for any exceptions set forth in the representations letter described in the following paragraph, the statements and descriptions of the businesses, properties, and intended activities of the REIT Members of the Simon Group, the SDG Operating Partnership, the Management Companies and the Subsidiary Partnerships as described in the Proxy Statement/Prospectus and the documents incorporated in the Registration Statement by reference are accurate and complete.

         For purposes of rendering the opinions expressed herein, we also have assumed, with your consent, the accuracy of the representations as to certain factual matters contained in the representations letters from the Company and CRC. The representations of the Company relate to the qualification of each of the REIT Members of the Simon Group as a REIT and the organization and operation of affiliated entities. The representations of CRC relate to its assets and income and the services that it performs in connection with its assets and on behalf of other entities.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. At all times from and after December 31, 1993 through December 31, 1997, the Company has qualified for taxation as a REIT and if the Company conducts its operations in the
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Simon DeBartolo Group, Inc.
Corporate Property Investors, Inc.         -3-                  August 13, 1998


manner described in the Proxy Statement/Prospectus, the Company will continue to qualify for taxation as a REIT under the Code.

         2. After the Effective Time, Simon Group (formerly CPI) will continue to qualify for taxation as a REIT under the Code.

         This opinion is given as of the date hereof and is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Proxy Statement/Prospectus may affect the conclusions stated herein. Moreover, the Company's and Simon Group's qualifications as REITs depend upon the ability of each of the REIT Members of the Simon Group (as constituted both before and after the Effective Time) to meet, through actual annual operating results, requirements under the Code regarding income, assets, distributions and diversity of stock ownership. Because each of the REIT Members of the Simon Group's satisfaction of these requirements depends upon future events, no assurance can be given that the actual results of its operations for any one taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code.

         This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as
Exhibit 8.3 to the Registration Statement and to the use of our name under the captions "THE MERGER AGREEMENT AND RELATED MATTERS -- Federal Income Tax Consequences to Holders of SDG Equity Stock," and "--Opinions of SDG's and CPI's Counsel," in the Proxy Statement/Prospectus. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

         We express no opinions as to any federal income tax issues or other matters except those set forth or confirmed above.


                                         Very truly yours,


                                         /s/ BAKER & DANIELS